EXHIBIT NO. 21




                             SUBSIDIARIES OF NUI CORPORATION


                 NUI Capital Corp. (a Florida corporation) is a wholly-
            owned subsidiary of NUI Corporation.

                 NUI Energy, Inc. (a Delaware Corporation), NUI Energy
            Brokers, Inc. (a Delaware Corporation), Utility Business Services, Inc. (a New Jersey Corporation), NUI Environmental Group, Inc. (a New Jersey Corporation), NUI Energy Solutions Inc. (a New Jersey Corporation) and NUI Sales Management, Inc. (a Delaware Corporation) are wholly-owned subsidiaries of NUI Capital Corp.